                                                                     EXHIBIT 5.1



                [LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI]



                                February 9, 2001



Peregrine Systems, Inc.
3611 Valley Centre Drive
San Diego, California 92130

         RE:      REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about February 9, 2001 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, for an aggregate of 7,949,792 shares of your Common Stock (the "Shares") issuable under the Peregrine Systems, Inc. 1994 Stock Option Plan (the "1994 Plan") and 1999 Nonstatutory Stock Option Plan (the "1999 Plan"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

         It is our opinion that, when issued and sold in the manner described in the Plan and pursuant to the agreements which accompany each grant under the Plan, the Shares will be legally and validly issued, fully-paid and non-assessable.

         We consent to the use of this opinion as an Exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                            Very truly yours,

                                            /s/ WILSON SONSINI GOODRICH & ROSATI



                                            WILSON SONSINI GOODRICH & ROSATI
                                            Professional Corporation